Exhibit 10.70

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and is effective for all purposes and in all respects as of the August 1, 2023 (the “Effective Date”), by and between, by and between Naya Oncology, Inc., a Delaware corporation (the “Company”), and Dr. Daniel Teper, an individual (the “Executive”). Each of the Company and the Executive is also sometimes herein referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Executive is the founder of the Company and has served the Company, as the sole director of the Company, for the period from June 8, 2023, to the date of this Agreement (the “Prior Period”); and

WHEREAS, the Board of Directors of the Company (the “Board”) by a written consent of the Board, dated on August 1, 2023, elected, appointed and designated the Executive as the Chairman of the Board in accordance with the Company’s By-laws, and confirmed the appointment the Executive as the Chief Executive Officer of the Company pursuant to the terms, provisions and conditions of this Agreement; and

WHEREAS, the Company and the Executive desire to memorialize the appointment and designation by the Board, and the Company desires employ the Executive as its Chief Executive Officer, all upon the terms, provisions and conditions hereinafter set forth.

NOW THEREFORE, in consideration of agreements, representations and covenants of the Parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Employment.

The Company hereby appoints, retains and engages the Executive as the Chief Executive Officer of the Company for the Term (as hereinafter defined), and the Executive hereby accepts to serve as the Company’s Chief Executive Officer upon the terms, provisions and conditions of this Agreement.

Section 2. Duties.

As the Chief Executive Officer of the Company, the Executive shall be responsible for managing and providing leadership of the Company in accordance with the strategic goals set by the Board, including, without limitation, hiring, firing and managing the officers of the Company in accordance with the Board’s direction or authorization, overseeing the negotiation and implementation of material transactions and material agreements, developing business strategies, alliances and generally overseeing the Company’s business. The Executive, as the Chief Executive Office of the Company shall be responsible to the Board. The Executive shall devote substantially all of his business time to the performance of his duties hereunder; provided, that the Executive may serve on outside boards of other companies, foundations and other entities and take other non- executive consulting or advisory responsibilities as long as doing so does not in any way materially interfere or detract from the Executive’s performance of the Executive’s duties to the Company.

1

Section 3. Term of Employment.

Unless earlier terminated pursuant to the provisions of Section 5 hereof, the term of Executive’s employment shall commence as of the Effective Date and shall continue for a period of three (3) years (the “Initial Term”), and shall automatically renew for successive one (1) year terms, unless (i) the Company provides the Executive with written notice, given not less than ninety (90)days prior to the then expiration date that the Company does not intend for the Term (as hereinafter defined) to automatically extend or (ii) the Executive provides the Company with written notice, given not less than ninety (90) days prior to the then expiration date of the Term that the Executive does not intend for the Term to automatically extend the term of employment (the Initial Term, as in effect and as it may be extended, the “Term”).

Section 4. Compensation and Benefits of Executive.

4.1 Compensation. As compensation for his services as the Chief Executive Officer of the Company, the Company shall pay the Executive an annual salary (“Salary”) equal to six hundred twenty-four thousand dollars ($624,000). The Salary shall be payable according to the regular salary payment cycle of the Company, less such deductions as shall be required to be withheld by applicable law and regulations. The Executive’s Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) yearly in February of each year or at any other time at the sole discretion of the Compensation Committee of the Board. Any increase in the Salary following such review shall be in the sole discretion of the Compensation Committee. Notwithstanding the foregoing, on each anniversary of the Term, the Salary of the Executive will be increased by an amount equal to the percentage increase (if any) in the Consumer Price Index: Urban Wage Earners and Clerical Workers for the US region as published by the U.S. Bureau of Labor Statistics during the immediately preceding twelve (12) month period. The Salary payable to the Executive pursuant to this Agreement may be deferred according to the resources of the company (the “Deferred Salary”) until the Company closes a round of financing resulting in the receipt by the Company of gross proceeds of not less than $10,000,000 (the “Financing”). Promptly following the closing of the Financing, the Company shall pay the Executive the unpaid balance including any approved bonus in consideration of services provided by the Executive during the Prior Period. All Deferred Salary shall be considered earned and owing by the Company to the Executive.

4.2 Bonus; Stock Options.

(a) In addition to the Salary payable to the Executive, the Executive shall be eligible to receive an annual Bonus (the “Bonus”) of up to seventy-five percent (75%) of the Executive’s then applicable Salary, based on the Executive’s and/or the Company’s achievement of specified performance indicators (the “Goals”), as determined by the Board or the Compensation Committee of the Board if such a Committee is in existence. The Bonus if earned shall be payable in cash and up to 50% in shares of the Company’s Common Stock (the “Common Stock”), at the Executive’s own discretion. The Common Stock component of the Bonus shall be paid in a manner consistent with the Company’s Stock Award Program, if applicable. The Bonus shall be calculated within sixty (60) days after the end of the applicable year and will be paid promptly thereafter, including after the Term. The Goals for each year of the Term, other than the initial year of the Term, shall be set by the Board no later than thirty (30) days after the commencement of the applicable annual period. The determination of whether the Executive has met the applicable Goals shall be made by the Compensation Committee acting in good faith. The determination of whether the Executive should receive a Bonus for the first year of the Term will be made by the Board and in an amount reasonably determined by the Board (the “First Year Target Bonus”).

2

(b) As additional compensation for his services hereunder, the Executive shall receive a grant, effective of five hundred thousand (500,000) shares of the Company’s Class B Common Stock, par value $0.000001 per share (the “Common Stock”).

(c) Subject to the determination of the Compensation Committee of the Board or the Board if there is no Compensation Committee, as applicable, for each year during the Term the Executive shall be entitled to receive a grant of options to purchase shares of the Company’s Class A Common Stock, par value $0,00001 per share, and participate in the Company’s Stock Option Plan, if adopted by the Board and in existence, based upon the terms and provisions of the Company’s Stock Option Plan and the terms of any grant to the Executive by the Compensation Committee of the Board, as applicable pursuant to this Section 4.2(c).

4.3 Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business, travel or other expenses incurred by him, upon submission to the Company of proper documentation thereof, in accordance with the Company’s travel and expense policy as from time to time in effect, which may be incurred by the Executive in connection with the performance of his employment services contemplated hereunder and his duties to the Company, including services rendered during the Prior Period. It is agreed that business class airfare shall be permitted on all international travel.

4.4 Benefits. From and after the Effective Date and during the Term, the Executive shall be entitled to participate in such pension, profit sharing, group insurance, term life, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Company provides to its senior executives as a group, subject to the terms, conditions and limitations of such plans (including, without limitation, any such requirements in health and medical plans that are based upon the health of the individual participant in the plan). For avoidance of doubt, the Company shall not be required to provide an individual benefit plan to the Executive if the Executive does not meet the requirements of any group plan provided by the Company.

4.5 Vacation; Sick Time. The Executive shall be entitled to four (4) weeks of paid vacation during each twelve (12) months of the Term, during which period his Salary shall continue to be paid. The Executive shall take his vacation at such time or times as the Executive and the Company (as determined by the Chairman of the Board if the Executive is not the Chairman, or by the Board member who is designated as the lead independent director) shall determine is mutually convenient and which times will not materially interfere with the conduct of the Company’s business in the ordinary course. The Executive shall be permitted to carry over up to ten (10) days of unused vacation from one annual period of the Term to the next and shall forfeit any accrued but unused vacation days above such amount. Upon the Executive’s termination of employment, except if the Executive is terminated for Cause (as such term is hereinafter defined) whatsoever, he shall be entitled to payment for a maximum of twenty (20) accrued but unused vacation days. The Executive shall be entitled to sick time and family leave in accordance with the Company’s polices as from time to time in effect.

3

Section 5. Termination.

5.1 Termination. The Executive’s employment hereunder may be terminated upon written notice of termination to the Executive from the Company in accordance with the provisions of this Section 5 and shall be immediately terminated upon the Executive’s death or immediately in the case of termination by the Executive. The Executive’s employment hereunder may be terminated for the following reasons: (i) the Executive’s death or Total Disability (as hereinafter defined); or (ii) termination of the Executive’s employment by the Company For Cause (as hereinafter defined) or termination of the Executive’s employment by the Executive without Good Reason (as hereinafter defined); or (iii) termination of the Executive’s employment by the Executive for Good Reason; (or) termination of the Executive’s employment by the Company other than For Cause; or (iv) a Change in Control Termination (as hereinafter defined).

5.2 Termination upon Death or Total Disability. The Executive’s employment with the Company shall terminate immediately upon the Executive’s death or upon written notice of termination to the Executive of a termination due to Total Disability. In the event of a termination upon the death or Total Disability of the Executive, the Company shall pay to the Executive, or any person designated by the Executive in writing or, if no such person is designated, to his estate, any Salary which has been earned but unpaid as of the date of termination. As used herein, the term “Total Disability” shall mean that the Executive, due to any medical, physical or psychological condition, is unable to engage in any substantial way in the performance of his duties for the Company by reason of any such condition which reasonably can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of at least six (6) months, as substantiated by a written report by a competent physician engaged by the Company who is reasonably acceptable to the Executive or his representative. The report of the physician will be made available to the Executive and his physician prior to a determination to terminate the Executive for Total Disability, and the Executive’s physician shall be entitled to provide the Board with a response to the report prior to the determination.

5.3 Termination For Cause or without Good Reason. In the event the Executive’s employment is terminated by the Company For Cause or by the Executive without Good Reason, the Company shall be obligated to pay the Executive his Salary through the date of termination and to reimburse the Executive for any expenses incurred prior to the date of termination that would be reimbursable hereunder. Except as provided in the preceding sentence, the Company is not entitled to provide any benefit to the Executive. As used herein, the term “For Cause” shall mean (i) a court of competent jurisdiction has made a final determination of Executive’s misappropriation of the Company’s assets or perpetration of fraud or willful malfeasance in his dealings with or on behalf of the Company; (ii) the Executive’s plea of guilty or nolo contendere to, or conviction in a court of law of, any crime or offense which constitutes a felony or a misdemeanor which involves an offence that could reasonably be expected to have a material adverse effect on the business or reputation of the Company, in each case whether or not involving the Company; (iii) the Executive’s engaging in an act of moral turpitude which is likely to have a material adverse effect on the Company’s business or reputation; (iv) the Executive’s habitual use of alcohol or habitual use of illegal substances; (v) the Executive’s failure to cooperate with a governmental or regulatory investigation concerning the Company or the Executive; (vi) the Executive’s willful refusal to follow, or reckless disregard of, any written policies or reasonable directives of the Company or the Board and the actions of the Executive are not cured within thirty (30) days after written notice; or (vii) the Executive’s material breach of a material provision of this Agreement, which material breach, if curable, is not cured within thirty (30) calendar days after written notice thereof by the Company. The determination of whether a “For Cause” termination should take place shall be made by a vote of not less than two third (66% or 2/3) of the directors of the Company (excluding the Executive). Notwithstanding the foregoing, upon written notice that of a material breach that could result in a For Cause termination pursuant to clauses (vii) and /or (viii) of the preceding sentence, the Executive may upon written notice to the Company, shall be given within five (5) business days after receipt of the notice of material breach, the opportunity to request a hearing on the matter before all members of the Board (in which the Executive may be accompanied by his own legal counsel) in order for the Executive to provide information that refutes, or justifies the actions that form, the basis of the assertion that a material breach has occurred. If such a hearing is requested, the notice of material breach shall be deemed to not be effective until the hearing has occurred, and that the Board determines not to change its position. Minutes of the hearing shall be taken by a mutually acceptable independent person. For purposes of this Section 5.3, no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses or was made upon advice of the Company’s counsel.

4

5.4 Termination for Good Reason. The Executive may terminate the Executives employment with the Company prior to the end of the Term, upon written notice to the Company, for Good Reason, if the ground for Good Reason is not remedied by the Company within thirty (30) calendar days after written notice thereof by Executive. For purposes of this Agreement, the term “Good Reason” shall mean any of the following, (i) any assignment to the Executive of duties inconsistent with Executive’s position of the Chief Executive Officer or which constitute a significant reduction in authority, responsibilities or status without the Executive’s prior written consent; (ii) any demotion of his position with the Company as the Chief Executive Officer including, but not limited to, a change that requires the Executive to report to someone other than the Board; (iii) any material reduction in Executive’s Salary, or other benefit plans available to executive officers of the Company, or the level, amount or value of any accrued benefit; or (iv) any attempted reduction of the terms of Executive’s Bonus which is inconsistent with the provisions of this Agreement.

5.5 Termination by the Company other than For Cause or by Executive for Good Reason. If, other than as set forth in Section 10.1, the Executive’s employment is terminated prior to the end of the Term by the Company other than For Cause or is terminated by the Executive for Good Reason, then the Company shall pay to the Executive after such termination, subject to the Executive’s execution of a standard release agreement containing customary terms and provisions (the “Release”), a severance payment ( the “Severance”) equal to (i) the greater of (a) twelve (12) months of Executive’s Salary for the year in which the termination by Company occurs or (b) the number of months remaining in the for the Term plus (ii) the amount of the actual Bonus earned by the Executive under Section 4.2(a) hereof for the year prior to the year of such termination and if the termination occurs in the first year of the Term, one hundred percent (100%) of the First Year Target Bonus. The Severance shall be paid in a lump sum within thirty (30) days after the Release Effective Date (as defined below), less such deductions as shall be required to be withheld by applicable law and regulations. In addition, if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then, subject to his execution of the Release, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s eligible dependents. The Executive shall be eligible to receive such reimbursement until the earliest of: (x) the twelve (12) month anniversary of the date of Executive’s termination of employment; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (z) the date on which the Executive either receives or becomes eligible to receive substantially similar coverage from another employer. For purposes of this Agreement, the term “Release Effective Date” is the date that the Executive executes and delivers the Release to the Company. In addition, in the event of a Termination without cause, subject to Executive’s execution and delivery of the Release, any and all outstanding restricted stock and stock options held by the Executive shall automatically become fully vested and exercisable. The Executive shall have six (6) months to exercise any such stock options following his termination of employment; provided that in no event may the Executive exercise a stock option following the original expiration date of such stock option as set forth in the applicable award agreement.

5

Section 6. Confidential Information; Restrictive Covenants.

6.1 Disclosure. The Executive hereby acknowledges that he will acquire access to Confidential Information (as hereinafter defined) concerning the Company. For purposes hereof, “Confidential Information” shall mean all information, documents and materials (regardless of the media in which maintained) concerning the Company (for purposes of this definition, the Company shall include the Company’s subsidiaries and affiliates), its business, strategies, prospects, products, product development, formulas, research and development, know-how, names and contact information of the Company’s customers, suppliers, contract manufacturers, vendors and other third-parties who do business with the Company, and the Company’s current and future business plans, agreements to which the Company is a party or bound or are in the process of negotiation, the Company’s financial information including information regarding its assets, liabilities, results of operations financial condition, and any other information which a reasonable person would consider confidential or proprietary to the Company. The Executive acknowledges and agrees that the Confidential Information is of great value to the Company, is the sole property of the Company, other than information concerning customers, suppliers, contract manufacturers, and vendors introduced to the Company by Executive, and has been and will be acquired by the Executive in confidence. Confidential Information shall include all reports and analyses that use or are based upon any Confidential Information.

6.2 Confidentiality. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time during or after the Term, directly or indirectly, use for Executive’s own benefit or any other party’s benefit, or reveal, divulge or make known to any third party, any Confidential Information Company and not otherwise in the public domain. The Executive will strictly comply with the Company’s policy concerning Confidential Information as from time to time in effect and will enter into any Confidentiality Agreement or Non-Disclosure Agreement that the Company requires of its senior executives. For purposes hereof, Confidential Information shall not include (i) information which was previously known by the Executive as established by the Executive’s written records; (ii) information which was given to the Executive by any third party who at the time, to the knowledge of the Executive (after reasonable inquiry) was not under an obligation of confidentiality or a fiduciary obligation in favor of the Company; or (iii) is or becomes publicly know other than due to a breach of this confidentiality covenant by the Executive. The Executive may disclose Confidential Information that he is required to disclose as a result of a governmental investigation, subpoena, applicable law or regulation or by a court order. The Executive shall cooperate with the Company (at the cost and expense of the Company) should the Company seek a protective order or other equitable relief with respect to any disclosure pursuant to the immediately preceding sentence. If the Company does not seek such relief or waives compliance with this provision, the Executive shall nonetheless only disclose the Confidential Information that the Executive is advised by the Company’s legal counsel is required to be disclosed. The Executive agrees that all materials, documents or copies thereof containing Confidential Information of the Company in Executive’s custody or possession will not, at any time, be removed from the Company’s premises without the prior written consent of the Board. The Parties hereto acknowledge that pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Parties further acknowledge that an individual, including the Executive, suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6

6.3 Restrictive Covenants.

(a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The Parties confirm that it is reasonably necessary for the protection of the Company that the Executive agrees, and, accordingly, the Executive does hereby agree, that he will not, either on the Executive’s own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity, directly or indirectly, at any time during his employment and for the Restricted Period (as hereinafter defined) (a) solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by the Company and/or any consultant or independent contractor working for or engaged by the Company, with whom the Executive has worked, to terminate such employee’s or consult’s or contractor’s position with or engagement with the Company, whether or not such employee or consultant or contractor is a full-time or temporary and whether or not such employment or retention is pursuant to a written agreement, for a determined period, or at will or otherwise and (b) engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company or its subsidiaries, affiliates or related entities (including, without limitation entities owned or controlled (in part or in total) by other persons having high level responsibilities for the Company (as employees or consultants or otherwise) has under development or that are the subject of active planning at any time during the Restricted Period (as defined below); provided that the forgoing shall not prohibit any possible investments by the Company in such affiliates or related entities. The foregoing restriction shall not prevent the Executive from owning less than three percent (3%) of the voting securities (including, options, convertible securities and other derivatives that are convertible or exercisable into voting securities) of a publicly traded company. The provisions of this Section 6.3 shall only apply to those individuals employed by or engaged by the Company at the time of solicitation or attempted solicitation.

(b) Restricted Period. For purposes hereof, the term “Restricted Period” shall mean the Term and any period of time thereafter during which the Executive receives Severance or his regular Salary from the Company and for a period of one (1) year thereafter; provided that the Restriction Period revenant to Section 6.3(b) shall terminate at the end of the Term, if the Executive is employed for the entire Term and his employment with the Company is not extended thereafter.

(c) Modification of Restrictions. If any of the restrictions contained in this Section 6 shall be deemed or determined by a court of competent jurisdiction to be illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, the Parties request that the court amend and “blue pencil” such restrictions so that they are modified to be legal and enforceable to the fullest extent permissible.

Section 7. Work for Hire.

The Executive agrees to make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, formulas, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice or writing by the Executive or under the Executive’s direction or jointly with others during the period of the Executive’s employment by the Company, whether or not during normal working hours or whether or not using the Company’s property or any of the Company’s premises of (all of which are collectively referred to in this Agreement as “Developments”).

7

The Executive agrees to assign and transfer and, by executing this Agreement, the Executive does hereby irrevocably assign and transfer, to the Company (or to any person or entity designated by the Company) all of the Executive’s right, title and interest, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications and all intellectual property rights in and to such Developments. Notwithstanding the forgoing, this Section 7.2 shall not apply to Developments (i) which do not relate to the present or planned business, operations, activities or research and development of the Company or any of its subsidiaries and (ii) which are made and conceived by the Executive: (A) at a time other than during normal working hours, (B) not on the Company’s premises and (C) not using the Company’s tools, devices, equipment or proprietary information. The Executive understands and agrees that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such class or classes. The Executive also agrees and by executing this Agreement does hereby irrevocably waive all claims to moral and/or equitable rights that the Executive may at any time have in or to in any Developments.

The Executive agrees to cooperate fully with the Company, both during and after Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to any and all Developments that are assigned to the Company pursuant to this Agreement. The Executive agrees that the Executive will execute and deliver to the Company all papers and instruments, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may reasonably consider necessary or desirable in order to protect or perfect its right, title and interest in and to any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers or instruments, any executive officer of the Company is hereby authorized by the Executive and shall be entitled to execute and deliver any such papers and instruments as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as Executive’s agent and attorney-in-fact to execute and deliver any such papers and instruments on Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable, in order to protect or perfect its rights and interests in any Development, under the conditions described in this sentence. The designation and appointment of any such agent and attorney-in-fact is irrevocable but shall be strictly limited to the purposes described in this Section 7.3. The Executive hereby ratifies any action taken by the Executive’s agent and attorney-in-fact in accordance with this Section 7.3.

Section 8. Conflicts of Interest; Insider Trading.

8.1 Conflicts of Interest. The Executive agrees that shall in order to avoid actual or apparent conflicts of interest, except with the written consent of the Board, the Executive shall not have any direct or indirect ownership or financial interest in any company, person or entity which is: (i) a service provider to, or vendor of the Company; (ii) a customer of the Company; or (iii) a competitor of the Company. The Executive shall not be deemed to have any direct or indirect ownership or financial interest for any such interest that does not exceed five (5%) percent of the issued and outstanding voting equity securities of any class of any Company or other business entity whose voting equity securities is traded on a national securities exchange or in the over-the- counter market.

8.2 General Requirements. The Executive shall observe such lawful policies of the Company as may from time to time be adopted by the Board (including, without limitation, any Code of Conduct) and be in effect. In the performance of the Executive’s duties on behalf of the Company and the Executive’s responsibilities to the Company, the Executive will comply with all applicable material laws and regulations.

8.3 Insider Trading. The Executive hereby agrees that the Executive shall comply with Company any Insider Trading Policy from time to time adopted by the Board and in effect (the “Inside Trading Policy”) and any and all federal, state and foreign securities laws, including, but not limited, to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing any non-public aspects of the Company’s business, operations, strategies, affairs or condition (financial of other) with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Company or in connection with the Company’s business. The Executive hereby agrees to immediately notify the Company’s General Counsel or the Company’s Secretary in accordance with any Company Insider Trading Policy of, and in all instances prior to, the Executive’s acquisition or disposition of any of the Company’s securities.

8

Section 9. Indemnification.

9.1 Indemnification. The Company hereby agrees to indemnify and hold harmless the Executive (and his heirs, estate and personal representatives, if applicable) to the fullest extent permitted by the Company’s Certificate of Incorporation, By-Laws, the Delaware General Company Law or any other applicable law, as any or all may be amended from time to time, and as provided in any separate indemnification agreement that may be executed and delivered by the Executive and the Company (the “Indemnification Agreement”). This indemnification shall include, but not be limited to the Executive’s reasonable and necessary out-of-pocket costs and expenses (including, without limitation, attorneys’ and experts’ fees and expenses (including in connection with any appeal) and court costs incurred by the Executive in connection with the matter for which indemnification is being provided. The indemnification by the Company shall include all reasonable costs and expenses (including, without limitation, the fees and expenses of attorneys and experts and court costs) incurred by the Executive in attempting to enforce the Executive’s indemnification rights against the Company. To the extent that there is any conflict or inconsistency between the terms and provisions of this Section 9.1 and the terms and provisions of the Indemnification Agreement, the terms and provisions of the Indemnification Agreement shall govern and be controlling for all purposes.

9.2 D & O Insurance. To the extent available in accordance with reasonable commercial rates, the Company shall maintain in effect, a Director’s and Officer’s liability insurance policy that covers the directors and executive officers of the Company, upon terms and provisions and in amounts (including deductibles) that are comparable to public companies of the relative size of the Company and in the same general industry as the Company, The policy shall be an occurrence based policy for the matters that are subject to its coverage.

Section 10. Change in Control.

10.1 Payment on Change in Control Termination. The Company will provide or cause to be provided to the Executive the rights and benefits described below if, during the Term, within the three (3) month period prior to, or within the twelve (12) month period following, a Change in Control, (x) the Executive terminates his employment for Good Reason, or (y) the Company or its successor terminates Executive’s employment (“Change in Control Termination”); provided however, that a Change in Control Termination shall not include a termination For Cause or without or for Good Reason or a termination as a result of Executive’s death or Total Disability. In the event of a Change in Control Termination during the Term, the Company shall pay or cause its successor to pay to Executive, in cash, in a lump sum within thirty (30) days after the Release Effective Date, less such deductions as shall be required to be withheld by applicable law and regulations, and subject to the Executive’s execution and delivery of the Release, an amount equal to two (2) times the sum of the following:

(i) Executive’s annual Salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by the Executive for the year immediately preceding the Change in Control Termination or if the Change of Control Termination occurs in the first year of the Term one hundred percent (100%) of the First Year Target Bonus. In addition, if the Executive timely and properly elects continuation coverage under COBRA, then, subject to his execution of standard release, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and Executive’s eligible dependents. The Executive shall be eligible to receive such reimbursement until the earliest of: (x) the eighteen (18) month anniversary of the date of Executive’s termination of employment; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (z) the date on which the Executive either receives or becomes eligible to receive substantially similar coverage from another employer. In addition, in the event of a Change in Control Termination, subject to Executive’s execution and delivery of the Release, any and all outstanding stock options held by the Executive shall automatically become fully vested and exercisable. The Executive shall have six (6) months to exercise any such stock options following his termination of employment; provided that in no event may the Executive exercise a stock option following the original expiration date of such stock option as set forth in the applicable award agreement.

9

10.2 Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events;

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(d) Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons/entities who held the Company’s voting securities immediately before such transaction or in any case of investments by the Company in affiliates or related entities, including entities owned or controlled (in part or in total) by other persons having high level responsibilities for the Company (as employees or consultants or otherwise).

10

Section 11. Miscellaneous.

11.1 Section 409A. The Parties intend for the payments and benefits under this Agreement are to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or, if not so exempt, to be paid or provided in a manner which complies with the requirements of said Section 409A and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All in-kind benefits, reimbursements, and tax-gross-ups (if any) to be provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts payable under this Agreement to the Executive on termination of employment shall be paid until the Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the Applicable Period (as defined below) shall instead be paid on the first business day after the expiration of the Applicable Period, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi- annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Executive under Section 409A. For purposes hereof, the term “Applicable Period” shall be the period commencing on Executive’s separation from service with the Company and ending on the date that is six (6) months following Executive’s separation from service.

11.2 Survival. The provisions of Sections 5, 6.1, 6.2, 6.4, 6.5, 7, 8, 9, 10 and 11 shall indefinitely survive the termination or expiration of the Executive’s employment with the Company. The provisions of Section 6.3 shall survive for the Restricted Period, as defined therein.

11.3 Injunctive Relief. The Executive agrees that any breach or threatened breach by him of Sections 6, 7 or 8 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction for specific performance of this Agreement and other equitable relief (including, without limitation, injunctive relief) with respect to such breach or threatened breach without being required to establish irreparable harm, prove actual damage or post a bond or other security. The Parties understand, acknowledge, agree and intend that each restriction agreed to by the Executive herein shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is determined by a court of competent jurisdiction to more restrictive than permitted by law in the jurisdiction or unenforceable in any respect, the Parties hereby request that said court amen such restriction so that it is valid and enforceable to the fullest extent permitted by applicable law.

11

11.4 Entire Agreement; Amendment; Waiver. This Agreement constitutes and embodies the entire and complete understanding and agreement of the Parties with respect to the Executive’s employment by the Company and the subject matter hereof, supersedes all prior and/or contemporaneous understandings and agreements, if any, whether oral or written, between the Executive and the Company, with respect to that subject matter, all of which are merged herein. This Agreement may not be amended, modified, waived or changed except by an instrument in writing executed by each of the Parties. Any waiver of any provision of this Agreement shall be limited to the instance and purpose for which it is given. No course of dealing between the Parties shall be deemed to be an amendment or waiver or any term or provision of this Agreement. No waiver by either Party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

11.5 Assignment; Binding Effect. The Executive may not assign or delegate any of his or duties under this Agreement, without the prior written consent of the Company, which may be granted or withheld by the Company in its sole and absolute discretion. Any attempted assignment or delegation shall be null and void ab initio and of no force or effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties hereto and their respective successors (including, in the case of the Company, by merger, recapitalization or another similar transaction) and the permitted assigns of the Executive and the assigns of the Company.

11.6 Captions. The captions/headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

11.7 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the business day when personally delivered or on the business day when received, if sent by a recognized overnight courier service or by certified, mail, postage prepaid, to the Party at the address for such Party set forth on Schedule 1 attached hereto or to such other address as either Party may hereafter give notice of to the other Party in accordance with the provisions hereof.

11.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof which could result in the application of the laws of another jurisdiction. The Parties hereby irrevocably consent to the exclusive jurisdiction of the United States Federal Courts located in the Southern District of the State of New York or the courts of the State of New York located in New York County with respect to any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. By their respective execution hereof, each of the Parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of said courts or from the execution of judgments resulting there from. Each of the parties hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding and agrees that service of process on such Party may be made in any such action, suit or proceeding by any means permitted by applicable law.

12

11.9 Waiver of Jury Trial. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY, KNOWINGLY AND WILLINGLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH OF THE EXECUTIVE AND THE COMPANY AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED- FOR AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY AND THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.10 Counterparts. This Agreement may be executed and delivered in counterparts, including by facsimile transmission or portable document format (“pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photocopy and PDF versions of executed counterparts of this Agreement shall be deemed to be valid original executed counterparts of this Agreement for all purposes.

13

IN WITNESS WHEREOF, each of the Executive and the Company has executed this Agreement as of the date first set forth above.

Dr. Daniel Teper

By:

Naya Oncology, Inc.

By:
Name:	Gilles Seydoux
Title:	Director

By:
Name:	Elzbieta Czerewacka
Title:	Secretary

14